Exhibit 10.2

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of September 8, 2014, by and between Annie’s, Inc., a Delaware Corporation (the “Company”), General Mills, Inc., a Delaware Corporation (“Parent”), and John Foraker (“Employee”) with reference to the following:

RECITALS

WHEREAS, Employee has been serving as the Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement, effective as of February 22, 2012, between Employee and the Company (the “Prior Agreement”);

WHEREAS, contemporaneous with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of the Parent shall be merged with and into the Company (the “Merger”), effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, Employee is a holder of common stock of the Company and as such has a substantial ownership interest in the Company and will receive significant consideration from the consummation of the Merger;

WHEREAS, to preserve the value of the Company after the Closing Date, the Merger Agreement contemplates, among other things, that Employee shall enter into this Agreement;

WHEREAS, Employee possesses valuable confidential information and knowledge regarding the Company’s business, and the parties agree that the non-competition and non-solicitation covenants contained herein are reasonable and no broader than necessary to protect the goodwill of the Company after the Closing Date; and

WHEREAS, this Agreement shall supersede and replace in all respects the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EFFECTIVE DATE AND TERM OF EMPLOYMENT.

The term of this Agreement shall become effective on the Closing Date (hereafter the “Effective Date”) and shall continue in effect for a one-year period (the “Retention Term”), unless earlier terminated in accordance with Section 7 (the “Term”). If Employee remains employed by the Company after expiration of the Retention Term, such continued employment shall be on such terms and conditions as may be established from time to time by the Company. Notwithstanding the foregoing, if the Merger Agreement terminates without the Closing (as defined in the Merger Agreement) occurring, then this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

2.	POSITION AND DUTIES.

a. During the Term, Employee shall serve as President of the Company, reporting to the Parent’s President of Small Planet Foods or such other person as the Parent may designate. Employee shall have such duties and responsibilities as the Parent shall assign from time to time, including without limitation: (1) guiding business operations and external communications during the transition period following the Merger; (2) assisting in the development of the Company’s business objectives, policies and plans to achieve revenue, profitability and development goals in line with the Company’s objectives; (3) assisting in the development and execution of an integration plan between the Parent and the Company; (4) maintaining and fostering vendor, supplier, customer, industry, and other business relationships; (5) serve as a cultural steward, keeping employees engaged & positively representing to employees the benefits of the Merger; and (6) consulting on opportunities for the Parent more broadly. Employee’s duties will be conducted principally from the Company’s offices in Berkeley, California, with travel to such other locations as required by the Company, which may include without limitation travel to customer sites, industry events and facilities of the Company and its affiliates; provided, however, that such travel shall generally be consistent, in aggregate duration and geographic scope, with Employee’s historic Company business travel.

b. During the Term, Employee shall devote his full business time (excluding periods of vacation and reasonable periods of absence due to sickness, personal injury or other disability), energy and skill to the performance of his duties with the Company.

3.	SALARY AND BONUS.

a. Base Salary. During the Term, as compensation for the services to be rendered by Employee to the Company pursuant to this Agreement, the Company shall pay to Employee a base salary at the annual rate of $400,000 (the “Base Salary”). Any Base Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time.

b. Retention Bonuses. If (x) Employee remains actively employed with the Company during the Retention Term, and (y) Employee does not become eligible for the payments provided in Section 8.a below because Employee remains employed with the Company beyond the Retention Term, then the Company will pay Employee a retention bonus in the amount of $450,000, less applicable withholdings, paid in a single payment on the 61st day after the Termination Date (as defined below). For purposes of this Agreement, periods on short term or long term disability leave in excess of 90 consecutive calendar days shall not constitute active employment.

c. Bonus for Prior Employment. Employee will receive a payment for his participation in the Company FY15 Cash Incentive Program in place immediately prior to the Closing Date (the “Prior Incentive Plan”), with calculation of the payment based on achievement of target performance and pro-rated based on the portion of the FY15 occurring prior to the Closing Date. The payment shall be made at the same time as bonuses thereunder would have been payable with no requirement that Employee remained employed after the Closing. Except as provided in this Section 3.c, as of the Closing Date, Employee shall no longer be eligible for the Prior Incentive Plan.

d. Bonus for Performance During the Term. During the Term, Employee shall be eligible for a bonus based 60% on performance targets for Net Sales and Adjusted Operating Income and 40% on performance against key integration duties, as outlined in Section 2, with specific targets for the quantitative inputs determined by the Parent within two months following the Closing Date. The target bonus payout will be 70% of the Base Salary. The bonus shall be payable within sixty-one (61) days after the end of the Retention Term and, except as set forth in Section 8.a, payment shall be subject to Employee’s continued employment through the Retention Term.

e. Stock Options. Employee will not be eligible to participate in any of the Parent or the Company stock plans during the term of this Agreement.

4.	EMPLOYEE BENEFITS.

a. Following the Effective Date, Employee shall initially be entitled to participate in or receive benefits under the employee benefit plans of the Company in which Employee participated as of the date immediately preceding the Effective Date, with such benefits continuing during the Term until such time as Employee may be transitioned to participate in the employee benefit plans and programs generally available to similarly-situated employees of the Parent, as determined by the Parent and to the extent that Employee meets the eligibility requirements for each individual plan or program. Neither the Parent nor the Company guarantee the continuation of any employee benefit plan that Employee participates in or has the option to participate in during the Term. Furthermore, the Parent or the Company may, in its sole discretion, terminate or modify any employee benefit plan at any time. Except as provided in Sections 8.a and 8.b, notwithstanding anything herein or the terms of any severance plan, policy or program of the Parent or the Company, Employee shall not participate in any severance plan, policy or program of the Parent or the Company.

b. For purposes of determining Employee’s eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any employee benefit plan of Parent or its affiliates (other than a defined benefit plan), Parent shall use commercially reasonable efforts to provide Employee with service credit under each such plan for his period of service with the Company and predecessors prior to the Effective Date, except where doing so would cause a duplication of benefits. Parent and its affiliates shall also use commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Employee under any medical, dental and vision plans of Parent or its affiliates that Employee may be eligible to participate in after the Effective Date. To the extent permitted by law and the terms of the applicable Parent or affiliate employee plan, Parent shall also provide Employee and his eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under a Company employee plan for the year in which the Effective Date occurs under the applicable Parent or affiliate medical, dental and vision plan for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent or affiliate employee benefit plan in the year in which the Effective Date occurs.

5.	PAID TIME OFF.

Following the Effective Date, Employee shall initially be eligible for paid time off (paid time off, vacation leave, sick leave, etc.) in accordance with the policies of the Company in place as of the date immediately preceding the Effective Date and continuing until such time as Employee may be transitioned to participate in the paid time off programs generally available to similarly-situated employees of the Parent, which may be amended from time to time during the Term. Any vacation or paid time off accrued but unused by Employee as of immediately prior to the Effective Date shall be credited to Employee following the Effective Date (“Carry Over Vacation”). Any vacation accruals under the Parent’s vacation policies shall take into account the balance of any Carry Over Vacation and no Carry Over Vacation shall be subject to forfeiture.

6.	EXPENSE REIMBURSEMENT.

During the Term, the Company shall reimburse Employee for his reasonable business expenses in accordance with the Company’s expense reimbursement policies, as they may be amended from time to time. In the event Employee’s employment should terminate for any reason as set forth in Section 7 below, the Company shall reimburse Employee for his reasonable business expenses incurred prior to such termination, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time, provided that Employee submits a proper expense reimbursement request within thirty (30) days of the date of such termination.

7.	TERMINATION OF EMPLOYMENT.

a. Employee’s employment with the Company under the terms of this Agreement will terminate upon:

(i)	Expiration of the Retention Term;

(ii)	The Company providing written notice to Employee of the termination of Employee’s employment, effective as of the date stated in such notice;

(iii)	The Parent’s receipt of Employee’s written resignation from the Company, effective as of the date indicated in such resignation, or at such earlier date as the Parent in its sole discretion shall determine;

(iv)	Employee’s death.

b. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” Except as expressly provided in Sections 8.a or 8.b., as applicable, upon the termination of Employee’s employment hereunder, Employee shall have no further rights to any compensation or benefits from the Parent or the Company.

8.	PAYMENTS UPON TERMINATION.

a. Expiration of the Anticipated Term; Without Cause by the Company; For Good Reason by Employee. If Employee’s employment is terminated (x) upon expiration of the Retention Term, by either the Company or Employee for any reason, or (y) prior to the expiration of the Retention Term, either (A) by the Company without Cause or (B) by the Employee for Good Reason, then Employee shall be eligible to receive the following payments and benefits:

(i) Employee shall be entitled to receive (x) his Base Salary earned through the Termination Date and payment for any earned but unused vacation time; (y) payment of the bonus described in 3.d above (determined on a pro-rata basis and based on the greater of target or actual results for terminations prior to the expiration of the Retention Term) to be paid within 61 days of Termination Date, and (z) any accrued and vested amounts due under any employee benefit plans maintained by the Company or Parent in which Employee participates; and

(ii) subject to Employee’s execution and delivery to the Company of a written general release, substantially in the form attached as “Exhibit A” hereto, and provided that the release has become effective and non-revocable, and further provided Employee’s continued compliance with the terms of such release and Section 9 hereof, the Company shall

A.	pay Employee as severance pay an amount equal to two (2) years of his annual Base Salary in equal installments in accordance with the Company’s ordinary payroll practices during the twenty-four (24) month period that begins on the Termination Date; and

B.	pay to Employee a retention bonus of $450,000, less applicable withholdings, paid in a single payment on the 61st day after the Termination Date; and

C.	pay to Employee a lump sum payment of $280,000, less applicable withholdings, which amount is equal to Employee’s annual bonus potential, paid in a single payment on the 61st day after the Termination Date; and

D.	continue to provide Employee with all medical benefits provided to Employee immediately prior to such termination for so long as Employee continues to be eligible to participate in the applicable medical benefit plan pursuant to which such benefits were provided. Further, Company or Parent will provide Employee with a lump sum payment equivalent to 18 months of COBRA payment with the intention that Employee be able to use such funds to continue medical benefits under COBRA. Such payment will be made by the 61st day following the Termination Date.

b. Other Termination. If Employee’s employment with the Company terminates prior to the expiration of the Retention Term by reason of:

(i)	Employee’s abandonment of Employee’s employment or resignation for any reason other than Good Reason;

(ii)	termination of Employee’s employment by the Company for Cause; or

(iii)	Employee’s death.

then the Company will pay to Employee, or Employee’s beneficiary or Employee’s estate, as the case may be, such base salary and paid time off that has been earned but not paid to Employee as of the Termination Date and any Annual Bonus for a period before close that has not been paid. Employee shall not be entitled to receive any Annual Bonus or portion thereof for the post close period.

c. Definitions.

(i) For purposes of this Agreement, “Cause” shall mean: (1) the failure of Employee to perform his material employment-related duties (other than any such failure as a result of Employee’s sickness, personal injury, disability or death), which failure has not been cured by Employee within 30 business days of Employee’s receipt of written notice of such failure from the Company, (2) Employee’s engaging in intentional misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, the Company or any of its affiliates, (3) Employee’s knowing and intentional violation of any material Company policy; (4) Employee’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (5) the breach by Employee of any of his material obligations under any material written agreement or covenant with the Company or any of its affiliates (including, but not limited to, this Agreement and any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries).

(ii) For purposes of this Agreement, “Good Reason” shall mean either (1) a material reduction of Employee’s Base Salary or Annual Bonus; or (2) the relocation of Employee’s primary worksite more than fifty (50) miles from the location of the Company’s headquarters as of the Effective Date without his prior consent. Notwithstanding the foregoing, before Employee may resign for Good Reason, (A) Employee must provide the Company with written notice within thirty (30) days of the initial event that Employee believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Employee’s resignation for Good Reason and the proposed termination date (which will not be less than thirty (30) days after the giving of written notice hereunder by Employee to the Company), and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition during that 30 day period.

9.	RESTRICTIVE COVENANTS.

Employee acknowledges that: (i) Employee has received significant benefit as a result of the Merger; (ii) Employee has a major responsibility for the operation, development and growth of the Company business; (iii) Employee’s work for the Company has brought Employee and will continue to bring Employee into close contact with “Confidential Information” (as defined below); and (iv) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Parent and the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Employee covenants and agrees to the following:

a. Confidential Information. Both during the term of Employee’s employment under this Agreement and indefinitely after Employee is no longer employed by the Company, Employee shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” (as defined below) that was acquired by, learned by or disclosed to Employee by reason of Employee’s employment with the Company (before or after the date of this Agreement), or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of Employee’s duties as an employee of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Parent, the Company, and their affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information, and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 9.a shall not apply to information that has become generally available to the public other than as a result of a disclosure by Employee. In the event that Employee is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Employee will notify the Parent within two (2) business days of Employee’s actual knowledge of the request or requirement so that the Parent or the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee may disclose such Confidential Information to the tribunal; provided, however, that Employee shall use Employee’s reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Employee acknowledges that all Confidential Information is the exclusive property of the Company. Employee acknowledges that Employee’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that Employee will have no rights, title or interest in any such material whether prepared by Employee alone, by others or by Employee in conjunction with others.

b. Non-Competition. For a period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date, Employee shall not, without the prior written consent of the Parent, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company does business or has reasonable plans to do business as of the Effective Date) in a business engaged in the manufacturing or sale of products in the same Nielsen product category (utilizing the most granular Nielsen product category such as macaroni and cheese as opposed to food or snacks) as any Company product in existence as of the Closing Date, or any product that, as of the Closing Date, the Company has taken reasonable steps to develop (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements); provided, however, that such participation shall not include the mere ownership of not more than five percent (5%) of the total outstanding stock of a publicly held company.

c. Customer Non-Solicitation. For a period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date, Employee shall not, directly or indirectly, in any manner or capacity, solicit, request, advise, or induce any customer, supplier, vendor or other business contact of the Company as of the Effective Date to cancel, curtail, or otherwise change its relationship adversely to the Company, or interfere in any manner with the relationship between the Company and any of its customers, suppliers, vendors or other business contacts as of the Effective Date. Any general advertisement shall not constitute a breach of this Section 9.c.

d. Employee Non-Solicitation. For a period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date, Employee shall not in any capacity, either separately or in association with others, solicit for employment or endeavor in any way to entice away from employment with the Company any person that had been an employee of the Company within the six month period preceding the Effective Date. Any general advertisement or solicitation shall not constitute a breach of this Section 9.d.

e. Nondisparagement. Employee agrees (whether during or after Employee’s employment with the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, the Company’s or any of its affiliates’ employees, consultants or any individual or entity with whom the Company or any of its affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or any of its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company, any of its affiliates, or any of their products, or their past or present officers, directors or employees.

f. Return of Property. Upon termination of his employment with the Company and its affiliates or at any time as the Company requests, Employee will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, Employee or a third party) relating to the Company, an affiliate or any of their businesses or property that Employee may possess or have under Employee’s direction or control other than documents provided to Employee in Employee’s capacity as a participant in any employee or compensation benefit plan, policy or program of the Company or under which Employee is otherwise a beneficiary of a benefit or legal right.

g. Remedies. Employee acknowledges that (i) Employee has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the restrictive covenants set forth in this Section 9 (the “Restrictive Covenants”) are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the

Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of the Restrictive Covenants by Employee; and (v) specific performance in the form of injunctive relief would be an appropriate remedy for the Company. If Employee breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

h. Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10.	ARBITRATION

a. The parties mutually agree that they will each consider in good faith submitting to voluntary mediation all claims, disputes, controversies, or disagreements of any kind whatsoever arising out of this Agreement or otherwise in connection with Employee’s employment or the termination of Employee’s employment, including any Claims that may arise between Employee and the Company’s officers, directors, executives, affiliates or agents and their capacity as such (“Claims”).

b. The parties mutually agree that all Claims that are not resolved through mediation shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act and the arbitration will be conducted before the American Arbitration Association (“AAA”) or the Judicial Arbitration and Mediation Services (“JAMS”), in accordance with the then-existing rules of the AAA or JAMS. The selection between AAA and JAMS shall be made by the claimant first filing for arbitration. The parties mutually agree that any such arbitration shall be conducted in San Francisco, California, or such other location as the parties mutually agree upon, and that such arbitration shall be the sole and exclusive forum and venue for resolving any claims, disputes or controversies between the parties. The initiating party of any disagreement, dispute or claim must deliver a written request for arbitration to the responding party within the applicable statute of limitations of the date when the disagreement, dispute or claim first arose. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claim in any forum. The arbitrator must issue a written award setting forth the essential findings and conclusions on which the award is based. Either party may request necessary discovery pursuant to the applicable rules of the arbitration or as determined by the arbitrator.

c. Claims covered by this arbitration provision include, but are not limited to the following: (1) alleged violations of federal, state, or local constitutions, statutes, regulations, or ordinances, including, but not limited to, anti-discrimination and harassment laws, wage and hour laws, and employment laws; (2) allegations of a breach of a contractual obligation including, without limitation, breach of the Restrictive Covenants; (3) alleged violations of public policy; and (4) any tort, defamation, fraud or emotional distress claims.

d. The following are expressly excluded from this arbitration provision and are not covered by this Agreement: (1) claims related to Workers Compensation or unemployment insurance; (2) claims by the Company seeking from a court any interim or provisional relief (including but not limited to temporary or permanent injunctive relief) to protect or enforce rights and obligations created by Section 9 of this Agreement; (3) administrative claims filed with government agencies such as the Equal Employment Opportunity Commission (EEOC), the Department of Fair Employment and Housing (DFEH), or the National Labor Relations Board (NLRB); and, (4) claims that are expressly excluded from arbitration by statute.

e. In consideration for the Employee’s employment hereunder, the parties hereto mutually agree that final and binding arbitration is the exclusive means for resolving the claims outlined in this Agreement. This Agreement is a waiver of all rights the parties hereto may have to a civil court action on any dispute outlined by this Agreement. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury, including injunctive relief; provided, however, that either party shall have the right to seek interim injunctive relief from a court of competent jurisdiction to the extent permitted by any applicable statute governing arbitrations. The award of the Arbitrator shall be binding on the parties to the fullest extent permitted, subject to any limited statutory right to appeal as provided by law. Judgment upon the award of the Arbitrator may be entered in any court having proper jurisdiction and enforced as provided by law.

f. Each party shall initially bear its own costs and attorney’s fees. The Company shall pay the arbitrator’s fees and related administrative expenses in any such matter submitted to arbitration. The arbitrator may award reasonable attorney’s fees, together with any costs and expenses, incurred in connection with arbitration as determined by the arbitrator.

11.	CODE SECTION 409A

a. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

b. Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixty first (61st) day following Employee’s separation from service, or, if later, such time as required by Section 11(c). Except as required by Section 11(c), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service, but for the preceding sentence, will be paid to Employee on the sixty first (61st) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.

c. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable, but no later than (60) days after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

d. The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

e. Employee agrees and understands that he is not relying upon the Company or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement and, except for any tax withholding obligation of the Company with respect to such payments, Employee agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Section 409A of the Code, and for paying taxes, if any, that he may owe with respect to such payments or benefits. Notwithstanding the foregoing, the Company agrees that it shall operate this Agreement in accordance with its terms and in a manner intended to comply with Section 409A of the Code or an exemption therefrom.

f. Notwithstanding the foregoing, this Section 11 will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (ii) the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (y) the reimbursements for expenses for which Employee is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.	ADJUSTMENT OF PAYMENTS FOLLOWING A CHANGE IN CONTROL.

a. Notwithstanding any other provision of this Agreement to the contrary, in the event that any economic benefit, payment or distribution by the Company to or for the benefit of Employee, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Agreement as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals 2.99 times Employee’s “base amount” (within the meaning of Section 280G(b)(3) of the Code); provided, however, that the preceding sentence will not be applicable and Employee’s Payments will not be reduced under this provision if the Accounting Firm determines that, on an after-tax basis, Employee would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following reduction of the Payments as required under the preceding sentence. Any reduction made pursuant to this Section 12 shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall the Employee have any discretion with respect to the ordering of payment reductions.

b. All determinations required to be made under this Section 12, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”), which Accounting Firm will provide detailed supporting calculations to Employee and the Company within fifteen (15) business days of the receipt of notice from the Company or

Employee that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and Employee in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.

c. If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 12.a, the Accounting Firm subsequently determines that (i) the Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to Employee, shall be repaid by Employee to the Company in full within thirty (30) days after Employee receives notice of the Accounting Firm’s determination; provided, however, that the amount of the Overpayment to be repaid by Employee to the Company shall be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of Employee’s “excess parachute payments” for purposes of Section 280G by reason of such repayment, or (ii) the Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to Employee within thirty (30) days after the Company receives notice of the Accounting Firm’s determination, or such later date that such payment becomes vested and due under its terms.

13.	MISCELLANEOUS.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within that State, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of Delaware.

b. Jurisdiction and Venue. For purposes of claims brought by the Company seeking from a court any interim or provisional relief (including but not limited to temporary or permanent injunctive relief) to protect or enforce rights and obligations created by Section 9 of this Agreement, Employee and the Company consent to the jurisdiction of the Delaware Court of Chancery and agree that such court shall be the exclusive forum for the resolution of such claims seeking interim or provisional relief, and Employee and the Company waive all personal jurisdiction, venue, and forum non conveniens arguments relating to such claims in that court. In the event that the Delaware Court of Chancery lacks subject matter jurisdiction over such a claim, then Employee and the Company agree to submit to the jurisdiction of any other state or federal court within the State of Delaware and agree that such courts shall be the exclusive forum for the resolution of such claim for which the Delaware Court of Chancery lacks subject matter jurisdiction, and Employee and the Company waive all personal jurisdiction, venue, and forum non conveniens arguments relating to such claims in those courts.

c. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, or otherwise without further action by Employee.

d. Waiver of Breach. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or Employee.

e. Notices. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

to Employee addressed as follows:

John Foraker

854 A Street

Davis, CA 95616

to the Parent/Company addressed as follows:

c/o General Mills, Inc.

1 General Mills Blvd, M04-F2

Minneapolis, MN 55426-1347

Attention:	Elizabeth M. Nordlie,
VP, President, Small Planet Foods

Facsimile: 763-293-1772

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Michael A. Stanchfield

Facsimile: (612) 766-1600

f. Entire Agreement; Modification. This Agreement constitutes the entire agreement and supersedes and replaces all prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter of this Agreement, including without limitation the Prior Agreement; it being understood, for the avoidance of doubt, that this Agreement does not affect Employee’s rights under any stock option or other equity agreement entered into prior to the Closing. This Agreement may not be amended except by mutual agreement of the parties in writing.

g. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by applicable law, by omitting that invalid or unenforceable provision. To the extent any provision of this Agreement is determined by a court, arbitrator or regulatory body to be invalid or unenforceable, the parties shall use their good faith efforts to address the implications of that invalidity or unenforceability to preserve the essential understanding of the parties with respect to such provision.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term, including without limitation Section 9 of this Agreement, shall survive the termination or expiration of the Term and termination of Employee’s employment with the Company for any reason.

j. Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the signatures of the person executing this Agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

GENERAL MILLS, INC.		JOHN M. FORAKER

By:	/s/ Kendall J. Powell	/s/ John M. Foraker

Title:	Chief Executive Officer

ANNIE’S, INC.

By:	/s/ Steven L. Richie

Title:	Vice President, Legal and Corporate Secretary

EXHIBIT A

FORM OF GENERAL RELEASE

General Release

NOTICE: This is a very important document, and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this General Release you will be releasing the Company from all liability to you. Therefore, you should consult with an attorney before signing the General Release. You have twenty-one (21) days from the date of the distribution of these materials to consider this document. If you have not returned a signed copy of the General Release by that time, the Company will assume that you have elected not to sign the General Release. If you choose to sign the General Release, you will have an additional seven (7) days following the date of your signature to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by the Company within the seven (7) day revocation period.

A. In consideration of the benefits to which John Foraker (the “Employee”) would not otherwise be entitled, offered to Employee by the Company under the Retention Agreement dated as of September 8, 2014 (the “Retention Agreement”), Employee, on behalf of himself and his heirs, executors and assigns, hereby releases and discharges General Mills, Inc. and its shareholders, affiliates, subsidiaries (including Annie’s, Inc.), successors, and predecessors, and all of their employees, agents, attorneys, officers and directors (for purposes of this General Release, hereinafter collectively referred to as the “Company”) from any and all claims and/or causes of action, known or unknown, which Employee may have or could claim to have against the Company up to and including the date of Employee signing this General Release. This General Release includes, but is not limited to, all claims arising from or during Employee’s employment or as a result of the termination of Employee’s employment (except (i) your rights under the Retention Agreement, (ii) claims for workers’ compensation, (iii) claims arising after the date on which you sign this General Release; (iv) claims for vested or accrued benefits under an employee benefit plan; (v) your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation (provided that the right to recover money or other individual relief in connection with any EEOC charge or investigation is waived), (vi) your right to indemnification by the Company whether under an insurance policy, bylaws or otherwise), whether based on contract, tort, public policy, wrongful termination, emotional distress, fraud, or any other common law claims, any and all claims for wages, salary, compensation, payments, penalties or benefits under any federal, state or local wage law statute, regulation or ordinance, and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, disability, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, any applicable state laws, regulations or ordinances relating to employment, and/or any claims growing out of any legal restrictions, expressed or implied, on the Company’s right to control or terminate the employment of its employees. This General Release does not include or affect Employee’s ability to apply for unemployment compensation benefits.

B. Employee represents and warrants that he has not filed any claims, charges or complaints against the Company with any state or federal court or with any administrative agency or arbitration tribunal as of the date of this General Release. Employee further agrees and covenants to the fullest extent permitted by law to give up all rights to recover individual damages or personal relief in connection with any administrative or court proceeding relating to Employee’s employment with or termination of employment from the Company, whether filed individually, with others, or as part of a class. Employee further agrees that if he is awarded money damages in connection with any such proceeding, Employee agrees to assign to the Company all of his rights and interest in and to such money damages.

C. Employee further understands and agrees that Employee hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Employee acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the matters released herein, but that Employee expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Employee’s employment with Company or the cessation of the employment relationship.

By signing below, Employee agrees to be legally bound by the terms of this General Release and acknowledges that he has carefully read and completely understands the terms of this General Release and is signing it knowingly, voluntarily and without duress, coercion, or undue influence.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the      day of             ,             .

John Foraker

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